THE 787 FUND, INC.

1290 Avenue of the Americas

New York, New York 10104

March 6, 2008

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	The 787 Fund, Inc.
Registration Statement on Form N-1A (File Nos. 333-141582 and 811-22041)

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended, the undersigned hereby requests the acceleration of the effective date of the above-referenced Registration Statement on Form N-1A of The 787 Fund, Inc. to Tuesday, March 11, 2008, or as soon thereafter as practicable.

Very truly yours, THE 787 FUND, INC.

By:	/s/ Steven M. Joenk
Steven M. Joenk
President and Chief Executive Officer

ENTERPRISE FUND DISTRIBUTORS, INC.

Atlanta Financial Center

3343 Peachtree Road, N.E.

Suite 450

Atlanta, Georgia 30326

March 6, 2008

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	The 787 Fund, Inc.
Registration Statement on Form N-1A (File Nos. 333-141582 and 811-22041)

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended, the undersigned hereby requests the acceleration of the effective date of the above-referenced Registration Statement on Form N-1A of The 787 Fund, Inc. to Tuesday, March 11, 2008, or as soon thereafter as practicable.

Very truly yours, ENTERPRISE FUND DISTRIBUTORS, INC.

By:	/s/ Patricia Louie
Patricia Louie
Assistant Secretary